Exhibit 10.4

SELECT BANK & TRUST COMPANY

DIRECTORS’ DEFERRAL PLAN

By a vote of the Select Bank & Trust Company (the “Bank”) Board of Directors, on the 21st day of April, 2020, the Bank hereby amends and restates the Select Bank & Trust Company Directors’ Deferral Plan (hereinafter referred to as the “Benefit Plan”), effective as of the date executed with respect to all funds deferred under the Benefit Plan as of such date and all future deferrals until such time as the Benefit Plan may be subsequently amended as permitted herein;

INTRODUCTION

The Benefit Plan was last amended and restated September 22, 2015.  This amendment and restatement is effective April 21, 2020 (“New Effective Date”) and is adopted to allow Directors to defer taxation of stock grants made as part of their Board compensation.  The Benefit Plan remains an unfunded arrangement maintained primarily to provide supplemental retirement benefits and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Benefit Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

I.ELIGIBILITY

Those individuals selected by the Board of Directors and designated in resolutions of the Board and a member of the Board of Directors shall be eligible to become a participant in this Benefit Plan (hereinafter referred to as the “Participant”).

II.FEES AND COMPENSATION

The compensation covered under this Benefit Plan shall be any and all amounts paid to the Participant for the Participant’s services, including but not limited to annual fees, meeting fees, committee fees and stock awards (hereinafter referred to as “fees”). Participants may elect to defer from one percent (1%) to one hundred percent (100%) of annual fees, meeting fees, and committee fees and may elect to defer one hundred percent (100%) of stock awards. The deferred fees covered under this Benefit Plan shall be credited to the Participant subject to the election requirement of Subparagraph III (A) below.

III.DEFERRED COMPENSATION

A.	Election of Participant’s Deferred Compensation:

The Participant shall file a written statement with the Bank notifying the Bank as to the percentage of fees to be deferred and specifying the distribution form (lump sum or installments) (the “Election Form”). In the absence of an election on the distribution form, the default form of payment will be a lump sum. Signed Election Forms filed under this paragraph, unless modified or revoked, shall be valid for all succeeding years.

Except as otherwise provided below, a Participant shall make an election to defer fees for services to be performed in a future calendar year no later than the last day of the immediately preceding calendar year. However, if an eligible individual is not and has not previously been eligible to participate in another Bank elective account balance plan when he or she becomes first eligible to participate in this Benefit Plan, the Plan Administrator may allow the individual to make a deferral election hereunder within thirty (30) days after the date the individual first becomes eligible to participate in this Benefit Plan. A mid-year election made in accordance with this paragraph shall apply only with respect to fees for services performed after the election is made.

A deferral election submitted for a particular year shall continue to be valid for succeeding years until changed or modified. Deferral elections, once made, however, are irrevocable as of the last permissible date on which such deferral elections may be made.

Automatic Lump Sum Payment Rule.  Notwithstanding a Participant’s deferral election made on the Election Form, if the value of the Participant’s Deferred Compensation Account (as defined in Subparagraph IV(A)(i)) as of the Participant’s Separation from Service (as defined in Subparagraph III.C) does not exceed $18,000 (or such greater amount as in effect under Section 402(g) of the Code), the entirety of the Participant’s Deferred Compensation Account shall be paid in a lump sum, with payment to commence as set forth in Section III.C.

B.	Subsequent Changes to Time and Form of Payment:

The Participant may permit a subsequent change to form and timing of payments (a “subsequent deferral election”). Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any subsequent deferral election will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(i)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(ii)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and
(iii)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.
C.	Payment of Participant’s Deferred Compensation:

At all times, the Participant shall be one hundred percent (100%) vested in the Participant’s Deferred Compensation Account (as defined in Subparagraph IV (A) (1)). Payment of the Participant’s Deferred Compensation Account balance shall be in the form of Bank holding company stock, shall be paid in the distribution form of payment elected on the Participant’s Election Form and shall commence within 30 days of the first day of the calendar month following the

Participant’s Separation from Service (as that term is defined in Internal Revenue Code Section 409A(a)(2)(A)(i) and applicable regulations and other guidance thereunder) or as soon thereafter as the payment in the form of Bank holding company stock can be arranged.  However, notwithstanding a Participant’s deferral election (or subsequent deferral election), payment shall be made in a lump sum if the Automatic Lump Sum Payment Rule applies as set forth in Paragraph III(A).

D.	Early Withdrawal due to an Unforeseeable Emergency:

The Bank shall permit early withdrawals for an unforeseeable emergency under certain circumstances. The Participant may submit an application for an in-service early withdrawal due to unforeseeable emergency to the Board of Directors. If, in the discretion of the Board, the Participant is permitted to take an early withdrawal due to an unforeseeable emergency, the Board shall make a distribution to such Director from the Director’s Account. Such distribution shall be paid in one (1) lump sum payment within thirty (30) days after the Board determines that the Director is permitted to take an early withdrawal due to an unforeseeable emergency. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from any reason for an early withdrawal due to an unforeseeable emergency. For purposes of this paragraph the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent, or the Participant’s beneficiary, loss of the Participant’s property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The imminent foreclosure of or eviction from the service provider’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs or prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency. At all times this definition shall be construed in accordance with the definition under Internal Revenue Code Section 409A (“Code Section 409A”). Upon receipt of payment under the terms of this provision, Participant may be entitled to terminate any current deferral elections.

E.	Hypothetical Investment of Participant’s Deferred Compensation:

A Participant’s deferrals shall be deemed to be invested only in Bank holding company stock.

F.	Bank Contributions:

The Bank may make matching or other contributions to this Benefit Plan for the benefit of the Participant from time to time at the discretion of the Bank. The Participant shall be one hundred percent (100%) vested in the Bank’s contributions hereunder.

G.	Payment of Bank’s Contributions:

The vested amounts in the Participant’s Deferred Compensation Account attributed to Bank contributions shall be paid under the same terms and conditions as payment of the Participant’s deferred fees (as described in Subparagraph III (C)).

H.	Hypothetical Investment of Bank’s Contribution to the Participant’s Deferred Compensation Account:

The Bank’s contribution to the Participant’s Deferred Compensation Account, if any, shall be deemed invested under the same terms and conditions as the investment of the Participant’s deferred fees (as described in Subparagraph III (E)).

IV.	PARTICIPANT’S DEFERRED COMPENSATION ACCOUNT AND RABBI TRUST
A.	Rabbi Trust:

The Bank shall establish a Rabbi Trust for the Benefit Plan. The Bank shall pay all deferral amounts and matching contributions, if any, to the Rabbi Trust. The Trustee shall make actual payments in accordance with this Benefit Plan.

(i)	Participant’s Deferred Compensation Account:

The Trustee shall establish and maintain an account on behalf of each Participant (the “Account”). A Participant’s Account shall be credited with (i) the amount of fees the Participant elects to defer under the Election Form, (ii) other Bank contributions, if any, and (iii) earnings or losses attributable to the Account. Each Account of a Participant shall be maintained until the value thereof has been distributed to or on behalf of such Participant or the Participant’s beneficiary(ies). The value of the Account shall be calculated quarterly.

V.	DEATH OF PARTICIPANT
A.	Prior to Commencement of Payments:

In the event of the death of the Participant prior to commencement of payments, the Participant’s Account balance as of the date of death shall be paid to such person or persons as the Participant may have designated in a writing that has been filed with the Bank. In the event no designation is made, the Participant’s Account balance shall be paid as set forth herein to the duly qualified executor or administrator of the Participant’s estate. The Participant’s Account balance on the death of the Participant shall be paid within thirty (30) days of the date the Bank receives confirmation of the Participant’s death, or as soon thereafter as the payment in the form of Bank holding company stock can be arranged.

B.	Subsequent to Commencement of Payments:

In the event of the death of the Participant after commencement of payments but prior to the Participant receiving all payments due the Participant under this Benefit Plan, the entirety of the Participant’s remaining Account Balance shall be paid to the person or persons as the Participant may have designated in a writing that has been filed with the Bank.  In the event no designation is made, the Participant’s Account balance shall be paid as set forth herein to the duly qualified executor or administrator of the Participant’s estate. Payment shall be made in a lump sum within thirty (30) days of the date the Bank receives confirmation of the Participant’s death, or as soon thereafter as the payment in the form of Bank holding company stock can be arranged.

VI.MISCELLANEOUS

A.	Amendment or Revocation:

The Board of Directors of the Bank shall have the power to amend or terminate this Benefit Plan at any time for any reason, provided that no such action shall have the effect of (i) reducing any Participant’s Account balance as of the date of such amendment or termination, or (ii) changing the provisions of this Benefit Plan applicable to any Participant or beneficiary in a manner that would trigger the additional taxes provided under Code Section 409A(a)(1)(B).

B.	Gender:

Whenever in this Benefit Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

C.	Effect on Other Bank Benefit Plans:

Nothing contained in this Benefit Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

D.	Headings:

Headings and subheadings in this Benefit Plan are inserted for reference and convenience only and shall not be deemed a part of this Benefit Plan.

E.	Partial Invalidity:

If any term, provision, covenant, or condition of this Benefit Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Benefit Plan shall remain in full force and effect notwithstanding such partial invalidity, but shall be interpreted and administered consistently with the requirements of Code Section 409A.

F.	Continuation as Participant:

Neither this Benefit Plan nor the payments of any benefits thereunder shall be construed as giving to the Participant any right to be retained as a member of the Board of Directors of the Bank.

G.	Assignment:

Other than by will or the laws of descent and distribution, no right, title or interest of any kind in this Benefit Plan shall be transferable or assignable by a Participant or his or her beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution, setoff, offset or other legal or equitable process, nor subject to the debts, contracts, liabilities, engagements or torts of any Participant or his or her beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in this Benefit Plan shall be void.

H.	Funding:

This Benefit Plan is unfunded. All benefits will be paid from the general assets of the Bank. Any Account established under this Benefit Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that gains, losses and earnings relating to the hypothetical investment of each Participant’s deferred fees can be credited (or charged, as the case may be). Neither this Benefit Plan nor any of the Accounts (or subaccounts) established hereunder shall represent the ownership of or beneficial interest in any actual funds or assets. The right of any person to receive one or more payments under this Benefit Plan shall be an unsecured claim against the general assets of the Bank and no Participant or beneficiary shall have an interest in, or lien or prior claim upon, any property of the Bank by reason of any rights of such party, or obligations owed to such party, under this Benefit Plan. Any liability of the Bank to any Participant or beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Benefit Plan. The assets of the Rabbi Trust will be subject to the claims of creditors of the Bank in the event the Bank becomes insolvent. The Rabbi Trust established in connection with this Benefit Plan shall be designed and administered in a manner that will not cause amounts to become taxable under Code Section 409A(b).

I.	Deferred Compensation:

The Bank intends that amounts payable to a Participant or beneficiary pursuant to this Benefit Plan shall not be included in income for federal, state or local income tax purposes until the benefits are actually paid or delivered to such Participant or beneficiary. Accordingly, this Benefit Plan shall be interpreted consistently with the requirements of Code Section 409A, as amended or supplanted from time to time, and current and future guidance thereunder.

J.	No Tax Representations:

The Bank and the Plan Administrator do not represent or guarantee to any Participant or beneficiary that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in this Benefit Plan. The Participant or beneficiary is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant or beneficiary is liable as a result of the Participant’s participation in this Benefit Plan.

K.	Binding Effect:

This Benefit Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and on Participants and beneficiaries and their respective heirs, executors and legal representatives.

L.	Restriction on Timing of Distribution:

Notwithstanding any provision of this Benefit Plan to the contrary, if the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the Participant’s Account (or any portion thereof) becomes payable on account of his or her Separation from Service, distributions may not be made before the date which is six (6) months after the Participant’s Separation from Service. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month,

M.	Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Participant of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

VII.CHANGE IN CONTROL

Notwithstanding Subparagraph XIII (d) of the Rabbi Trust for Select Bank & Trust Company Directors Deferral Plan, a Change in Control shall be defined as a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation. Upon a Change in Control, the Participant shall be paid the benefits under this Benefit Plan according to the Election Form, commencing thirty (30) days following the Change in Control.

VIII.ADMINISTRATION AND CLAIMS

A.	Plan Administrator:

The Plan Administrator of this Benefit Plan shall be the Bank until its resignation or removal by the Board. As Plan Administrator, the Bank shall be responsible for the management and administration of this Benefit Plan. The Plan Administrator shall have the discretionary powers and authority as are necessary for the proper administration of this Benefit Plan, including, but not limited to, the discretionary power and authority to:

(i)	Interpret this Benefit Plan and other documents, decide questions and disputes, supply omissions, and resolve inconsistencies and ambiguities arising under this Benefit Plan and other documents, which interpretations and decisions shall be final and binding on all Participants and beneficiaries;
(ii)	Make any other determinations that it believes necessary or advisable for the administration of this Benefit Plan;
(iii)	Establish rules, regulations and forms of agreements and other instruments relating to the administration of this Benefit Plan not inconsistent with this Benefit Plan;
(iv)	Maintain any records necessary in connection with the operation of this Benefit Plan;
(v)	Retain counsel, employ agents, and provide for such clerical, accounting, actuarial, and consulting services as it deems necessary or desirable to assist it in the administration of this Benefit Plan;
(vi)	Make benefit payments and determine benefit decisions upon claims and appeal to the extent it has the authority to make such claim and appeal determinations under this Benefit Plan; and
(vii)	Otherwise administer this Benefit Plan in accordance with its terms.

In its absolute discretion, the Plan Administrator may delegate all or any part of its authority hereunder and other administrative duties of the Plan Administrator to a Bank employee or a committee composed of employees of the Bank and/or members of the Board of Directors and all reference to the Plan Administrator in this Benefit Plan shall be deemed to include any such delegate to the extent authorized by such delegation. Decisions and determinations made by the Plan Administrator or a director or employee or committee of directors or employees acting within the scope of authority delegated by the Plan Administrator shall be final and binding upon all persons. No determination of the Plan Administrator in one case shall create a bias or retroactive adjustment in any other case.

B.Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Benefit Plan and benefits are not paid to the Participant (or to the Participant’s beneficiary(ies) in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Benefit Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Benefit Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Benefit Plan upon which the decision is based.

If claimants continue to dispute the benefit denial, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

SELECT BANK & TRUST COMPANY
Dunn, North Carolina

By: /s/ Brenda B. Bonner
Corporate Secretary

I hereby approve the amendment and restatement of the Select Bank & Trust Company Directors’ Deferral Plan that was approved by to Board of Directors of Select Bank & Trust Company on April 21, 2020.

/s/ Charles P. Nelson, Jr.
For the Trustee

December 23, 2020.	Charles P. Nelson, Jr., VP
Eastern Bank, TTEE
Eastern Bank, TTEE